Dendrite International, Inc. Announces Shareholder Rights Plan

MORRISTOWN, N.J.- Feb. 16, 2001 - Dendrite International, Inc., the leading provider of sales productivity solutions, analytics, data and sales support services for the worldwide pharmaceutical industry (NASDAQ/NMS:DRTE - news), announced today that its Board of Directors has adopted a shareholder rights plan (the "Rights Plan"). The adoption of the plan is not in response to any known effort to acquire control of the Company.

Under the Rights Plan, each shareholder of record on March 5, 2001 will receive a distribution of one Right for each share of common stock of the Company ("Rights").

Initially, the Rights will be represented by the Company's common stock certificates, will not be traded separately from the common stock and will not be exercisable.

The Rights will become exercisable only if a person acquires, or announces a tender offer that would result in ownership of 15% or more of the Company's common stock, at which time each Right would enable the holder to buy one one-hundredth of a share of the Company's Series A preferred stock at an exercise price of $120, subject to adjustment. Following the acquisition of 15% or more of the Company's common stock, the holders of Rights (other than the acquiring person or group) will be entitled to purchase shares of the Company's common stock at half-price, and in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

The Company may redeem the Rights for $0.01 per Right, subject to adjustment, at any time before the acquisition by a person or group of 15% or more of the Company's ordinary shares. The Rights will expire on February 20, 2011.

A copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

ABOUT DENDRITE

Dendrite International, Inc. (NASDAQ/NMS:DRTE - news) designs and supports technology-based knowledge systems that enhance the competitive activities of the sales forces of the world's leading pharmaceutical companies. Approximately one-third of all pharmaceutical sales representatives and their managers worldwide rely on Dendrite.

www.dendrite.com

Note: Dendrite is a registered trademark of Dendrite International, Inc.

The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as "expect," "believe," "may," "will," "intend," "plan" and similar statements or variations. Such forward-looking statements are based on our current estimates and assumptions and involve certain significant risks and uncertainties, including: risks associated with and dependence on the pharmaceutical industry; fluctuations in quarterly revenues due to lengthy selling cycles, product implementation cycles, customer budget cycles, and timing of revenue recognition; dependence on major customers; successful and timely development and introduction of new products and versions; rapid technological changes; increased competition; retention of key senior managers; and unique characteristics of the consumer packaged goods industry. Other important factors, which should be considered, are included in the Company's 10-K, 10-Qs and other reports filed with the SEC. Actual results may differ materially. The Company assumes no obligation for updating any such forward-looking statements.

Contact:

     Dendrite International, Inc., Morristown
     Brent Cosgrove, Investor Relations, 973-425-1200